First Interstate BancSystem, Inc. Announces Dividend

Company Release: January 21, 2016

(Billings, MT) First Interstate BancSystem, Inc.'s (Nasdaq: FIBK) Board of Directors, at a meeting held on January 21, 2016 declared a dividend of $0.22 per common share. The dividend is payable on February 12, 2016 to owners of record as of February 1, 2016.

First Interstate BancSystem, Inc. is a financial services holding company, headquartered in Billings, Montana, with $8.6 billion in assets as of September 30, 2015. It is the parent company of First Interstate Bank, a community bank operating banking offices, including online and mobile banking services, throughout Montana, Wyoming, and South Dakota. As a recognized leader in community banking services with 27 consecutive years of profitability, First Interstate is driven by strong family and corporate values, as well as a commitment to long-term organic growth, exemplary customer service, exceeding customer expectations through its products and services and supporting, with leadership and resources, the communities it serves.

First Interstate BancSystem, Inc.
Investor Relations
Marcy Mutch, +1 406-255-5312
investor.relations@fib.com